Exhibit 10.3

Dex Media, Inc.

2200 West Airfield Drive

P.O. Box 619810

D/FW Airport, Texas 75261

November 4, 2014

Mr. Del Humenik

Chief Revenue Officer

Dex Media, Inc.

2200 West Airfield Drive

P.O. Box 619810

D/FW Airport, Texas 75261

Re:                             Confirmation of Severance Protection

Dear Del:

On behalf of Dex Media, Inc. (the “Company”), and in partial consideration of your transition to your new role as Chief Revenue Officer of the Company, I am pleased to confirm our mutual understanding regarding the severance protection with which the Company has agreed to provide you on a going forward basis.

Following the date of this letter, in the event that your employment with the Company is terminated by the Company without “Cause” or by you for “Good Reason” (each, as defined in the Company’s Severance Plan - Executive Vice President and Above Effective as of July 30, 2014 (the “Severance Plan”)), you will be entitled to receive severance benefits in accordance with all of the terms and conditions of the Severance Plan as in effect on the date hereof, without regard to any subsequent modification or termination thereof, subject to the following express modifications:

•                  Through April 30, 2015.  For the period commencing on the date hereof and continuing through April 30, 2015, you will be eligible to receive the severance benefits under Section 4.2 of the Severance Plan in accordance with the terms and conditions thereof.

•                  From May 1, 2015 through December 31, 2016.  For the period commencing on May 1, 2015 and continuing through December 31, 2016, you will be eligible to receive the severance benefits under Section 4.1 of the Severance Plan in accordance with the terms and conditions thereof, provided that if a “Change in Control” (as defined in the Severance Plan) occurs during such period, you will be eligible to receive the severance benefits under Section 4.2 of the Severance Plan in accordance with the terms and conditions thereof.

•                  Calendar Year 2017 and Future Calendar Years.  For the period commencing on January 1, 2017 and continuing for future calendar years, you will be eligible to receive the severance benefits under Section 4.1 of the Severance Plan in accordance with the terms and conditions thereof, provided that the cash severance will consist of a lump sum payment equal to 52 weeks of base pay plus one times your target bonus, provided, further that if a Change in Control occurs during such period, you will be eligible to receive the severance benefits under Section 4.2 of the Severance Plan in accordance with the terms and conditions thereof.

•                  Measurement of Base Pay and Target Bonus Amount.  For purposes of measuring your base pay and target bonus amount payable under the Severance Plan in accordance with the terms and conditions thereof and the modifications thereto as set forth above, your base pay will be deemed to be $600,000 and your target bonus amount will be deemed to be $510,000.

Additionally, by signing below, you hereby understand, acknowledge and agree that the changes to the terms and conditions of your employment with the Company do not give rise to grounds for you to terminate your employment with the Company for Good Reason based on any circumstances existing on or prior to the date hereof, and you hereby irrevocably, knowingly and voluntarily waive any such Good Reason termination rights that you had or may have with respect to any events occurring on or prior to the date of your signature below.

On behalf of the Company, I look forward to working with you to advance the continued success of the Company.

Very truly yours,

Dex Media, Inc.

By:	/s/ Joseph A. Walsh

Name:	Joseph A. Walsh

Title:	President and Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Del Humenik
Del Humenik

Dated: November 4, 2014